Exhibit 99.1

FOR IMMEDIATE RELEASE

IPCS AGREES TO SETTLE SHAREHOLDER LITIGATION

SCHAUMBURG, Ill. – November 18, 2009 - iPCS, Inc. (NASDAQ: IPCS), a PCS Affiliate of Sprint Nextel Corporation (NYSE: S), today announced that it has reached an agreement with the plaintiffs to settle the claims asserted in the putative shareholder class action lawsuits related to Sprint Nextel’s proposed acquisition of iPCS. The cases are being heard in the Circuit Court of Cook County, Illinois.

On November 17, 2009, iPCS and the other defendants and the plaintiffs in the lawsuits executed a memorandum of understanding to settle all claims asserted in the lawsuits, subject to the execution of a stipulation of settlement, notice to iPCS shareholders and approval by the Circuit Court of Cook County, Illinois. The memorandum of understanding provides, among other things, that iPCS shall make supplemental disclosures to its Solicitation/Recommendation Statement on Schedule 14D-9. Later today, iPCS will file an amendment to its Schedule 14D-9 with the Securities and Exchange Commission (SEC) to make such disclosures.

On October 28, 2009, Sprint Nextel commenced its tender offer to acquire all the outstanding shares of common stock of iPCS at a price of $24.00 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, November 25, 2009, unless it is extended. The iPCS board of directors has unanimously recommended that iPCS shareholders accept the tender offer, tender their shares of iPCS common stock in the tender offer, and if necessary, adopt the merger agreement.

Complete terms and conditions of the tender offer are set forth in the offer to purchase, letter of transmittal and other related materials filed with the SEC by Sprint Nextel and Ireland Acquisition Corporation on October 28, 2009 with the tender offer statement on Schedule TO, as amended.

About iPCS, Inc.

iPCS, through its operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel Corporation with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), the Tri-Cities region of Tennessee (Johnson City, Kingsport and Bristol), Scranton (PA), Saginaw-Bay City (MI), Central Illinois (Peoria, Springfield, Decatur, and Champaign) and the Quad Cities region of Illinois and Iowa (Bettendorf and Davenport, IA, and Moline and Rock Island, IL). As of

September 30, 2009, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.7 million residents, and iPCS had approximately 720,100 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding the proposed acquisition of iPCS by Sprint Nextel and related transactions that are not historical or current facts and deal with potential future circumstances and developments, including, in particular, information regarding the acquisition of iPCS. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include:  unexpected costs or liabilities, the results of the review of the settlement of the shareholder litigation by the Circuit Court of Cook County, Illinois, the results of the review of the proposed transaction by various regulatory agencies and any conditions imposed in connection with the consummation of the transaction, satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement and the risks that are described from time to time in iPCS’s reports filed with the SEC, including iPCS’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and September 30, 2009. This press release speaks only as of its date, and iPCS disclaims any duty to update the information herein.

CONTACTS

Joele Frank, Wilkinson Brimmer Katcher

Judith Wilkinson / Jamie Moser

212-355-4449